UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2018

Symantec Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	000-17781	77-0181864
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Ellis Street, Mountain View, CA	94043
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code     (650) 527-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2018, Symantec Corporation (the “Company”) announced that Michael Fey, the Company’s President and Chief Operating Officer, has resigned from his positions with the Company, effective immediately (the “Separation Date”). Greg Clark, the Company’s Chief Executive Officer, has been appointed to the additional position of President effective as of the Separation Date.

The Company has entered into a Separation Agreement and General Release of All Claims (the “Agreement”) with Mr. Fey dated November 28, 2018. Under the terms of the Agreement, Mr. Fey agreed (i) to forego severance benefits or payments, rights to any unvested equity awards, and any cash bonus payments, (ii) that during a restricted period of 12 months following the Separation Date he will not, exercise, sell or transfer any shares subject to currently vested or exercisable Company stock options previously awarded, and (iii) to non-competition and non-solicitation covenants for a period of 12 months following the Separation Date. The Agreement also contains a general release and waiver of claims by Mr. Fey against the Company. In exchange, the Company agreed to extend the post-termination exercise period of Mr. Fey’s vested stock options until the earlier of (a) 15 months following the Separation Date and (b) the Final Exercise Date of such stock options.

The foregoing description of the Agreement is qualified in its entirety by reference to the Separation Agreement and Release of All Claims, a copy of which is filed as Exhibit 10.01 to this report.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description of Document

10.01	Separation Agreement and General Release of All Claims by and between Symantec Corporation and Michael Fey.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Symantec Corporation

Date: November 29, 2018	By:	/s/ Scott C. Taylor
Scott C. Taylor
Executive Vice President, General Counsel and Secretary